Impinj, Inc.

Executive Change in Control and Severance Policy

Effective as of December 19, 2025 (the “Effective Date”)

This Executive Change in Control and Severance Policy (the “Policy”) is designed to provide certain protections to a select group of key executives of Impinj, Inc. (“Impinj” or the “Company”) or any of its subsidiaries in connection with a change in control of Impinj or in connection with the involuntary termination of their employment under the circumstances described in this Policy. The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy.

Eligible Executive: An individual is only eligible for protection under this Policy if they are an Eligible Executive and complies with its terms (including any terms in the executive’s Participation Agreement (as defined below)). To be an “Eligible Executive,” an individual must (a) have been designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in the Policy and (b) have executed a participation agreement in the form attached hereto as Exhibit A (a “Participation Agreement”).

Policy Benefits: An Eligible Executive will be eligible to receive the payments and benefits set forth in this Policy and their Participation Agreement upon such Eligible Executive’s Qualified Termination. The amount and terms of any Salary Severance, Bonus Severance, COBRA Benefits, and Equity Benefits that an Eligible Executive may receive on their Qualified Termination will depend on whether their Qualified Termination is a CIC Qualified Termination or a Non-CIC Qualified Termination. All benefits under this Policy payable on a Qualified Termination will be subject to the Eligible Executive’s compliance with (i) the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A, and (ii) restrictive covenants set forth in the employment agreement entered into between an Eligible Executive and the Company, including any such provisions related to non-competition and non-solicitation, in each case, to the extent enforceable under applicable law (the “Restrictive Covenants”).

Qualified Termination Benefits: Subject to the terms of this Policy, including the provisions below related to Section 409A and the Release Requirement, an Eligible Executive will be eligible to receive the following severance benefits upon the occurrence of a Qualified Termination:

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Salary Severance: Salary severance payment(s) equal to the applicable percentage (set forth in their Participation Agreement) of their Base Salary paid in cash at the time(s) specified in their Participation Agreement.
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Bonus Severance: Bonus severance payment(s) with respect to their annual performance bonus in the amount set forth in their Participation Agreement paid in cash at the time(s) specified in their Participation Agreement.
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COBRA Benefits: If an Eligible Executive makes a valid election under COBRA to continue their health coverage, the Company will pay or reimburse the Eligible Executive for the cost of such continuation coverage for the Eligible Executive and any eligible dependents that were covered under the Company’s health care plans immediately prior to the date of their eligible termination until the earliest of (a) the end of the applicable period set forth in the Eligible Executive’s Participation Agreement, (b) the date upon which the Eligible Executive and/or the Eligible Executive’s eligible dependents become covered under similar plans, or (c) the date upon which the Eligible Executive ceases to be eligible for coverage under COBRA.

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Equity Benefits: Any then-unvested shares subject to each of the Eligible Executive’s then-outstanding time-based equity awards multiplied by the applicable percentage (set forth in their Participation Agreement will immediately vest and, in the case of options and stock appreciation rights, will become exercisable. (For avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and become exercisable under this provision.) In the case of equity awards which are or remain subject to performance-based vesting (including, without limitation, equity awards granted under the Company’s long-term incentive plan), the treatment of such awards upon a Change in Control and/or a termination of employment shall be set forth in the individual performance-based award agreement; provided, for the avoidance of doubt, the Equity Benefits shall apply to equity awards which, following a Change of Control, may vest solely based on a time and service-based condition (including, without limitation, equity awards initially granted subject to performance-based conditions which have or are deemed to have been achieved, including equity awards granted under the Company’s long-term incentive plan). In the event of the Eligible Executive’s Non-CIC Qualified Termination, any unvested portion of their then-outstanding equity awards will remain outstanding until the earlier of (x) 3 months following the Non-CIC Qualified Termination or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualified Termination can be provided if a Change in Control occurs within the 3-month period following the Non-CIC Qualified Termination (provided that in no event will the Eligible Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within the 3-month period following a Non-CIC Qualified Termination, any unvested portion of the Eligible Executive’s equity awards automatically and permanently will be forfeited on the date that is 3 months following the date of the Non-CIC Qualified Termination without having vested.

COBRA Benefits Limitations. Notwithstanding anything to the contrary set forth in this Policy, if the Company determines in its sole discretion that it cannot provide the COBRA Benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), then in lieu of such COBRA Benefits, and subject to any delay required by the Section below entitled Section 409A, the Company will provide to an Eligible Executive a taxable lump sum cash payment in an amount equal to the product of (A) the number of months of COBRA Benefits specified in an Eligible Executive’s Participation Agreement, as applicable, multiplied by (B) the monthly COBRA premium that they otherwise would be required to pay to continue the group health, dental and vision coverage for themself and their eligible dependents, as applicable, as in effect on the date of termination of such Eligible Executive’s employment (which amount will be based on the premium for the first month of COBRA coverage for themself and their eligible dependents), which payment will be made regardless of whether such Eligible Executive elects COBRA continuation coverage (the “Taxable Payment”). The Taxable Payment may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Policy, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Benefits or the Taxable Payment without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), an Eligible Executive will not receive any COBRA Benefits or Taxable Payment under this Policy.

Non-Duplication of Payment or Benefits: If (a) an Eligible Executive’s Qualified Termination occurs prior to a Change in Control that qualifies them for severance payments and benefits payable on a Non-CIC Qualified Termination under this Policy and (b) a Change in Control occurs within the 3-month period following their Qualified Termination that qualifies them for the superior severance payments and benefits payable on a CIC Qualified Termination under this Policy, then (i) they will cease receiving any further payments or benefits under this Policy in connection with their Non-CIC Qualified Termination and (ii) the Equity Benefits, Salary Severance, Bonus Severance, and COBRA Payment, as applicable, otherwise payable upon a CIC Qualified Termination under this Policy each will be offset by the corresponding payments or benefits they already received under this Policy in connection with their Non-CIC Qualified Termination.

Death of Eligible Executive: If the Eligible Executive dies before all payments or benefits they are entitled to receive under this Policy have been paid, then (i) COBRA Benefits will cease, and (ii) other such unpaid amounts will be paid to their designated beneficiary, if living, or otherwise to their personal representative in a lump-sum payment as soon as possible following their death.

Recoupment: All payments or benefits under this Policy shall be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under the Company’s Amended and Restated Compensation Recovery Policy or any other clawback policy of the Company as may be established and/or amended from time to time to comply with applicable laws (including, without limitation, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws) (in each case, a “Clawback Policy”). The Administrator may require an Eligible Executive to forfeit, return, or reimburse the Company all or a portion of benefits or any amounts paid hereunder pursuant to the terms of any applicable Clawback Policy or as necessary or appropriate to comply with applicable laws.

Release: The Eligible Executive’s receipt of any severance payments or benefits upon their Qualified Termination under this Policy is subject to the Eligible Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following their Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Executive will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. In the event a Qualified Termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which an Eligible Executive’s Qualified Termination occurs, then any severance payments or benefits under this Policy that would be considered Deferred Payments (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, or (ii) such time as required by the payment schedule applicable to each payment or benefit as set forth in an applicable Participation Agreement, provided that, except as otherwise set forth in their Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the 60th day following their Qualified Termination, the Company will pay or provide them the severance payments and benefits that they would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to an Eligible Executive, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until they have a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Executive’s termination of employment, they are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that they will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following their termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of such Eligible Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse any Eligible Executive for any taxes that may be imposed on him or her as a result of Section 409A.

Parachute Payments:

Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Executive would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Executive’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). The Eligible Executive will be solely responsible for the payment of all personal tax liability that they incur as a result of the payments and benefits received under this Policy, and they will not be reimbursed by the Company for any such payments.

Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to them at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Executive will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Executive, and the Company will have no liability to the Eligible Executive for the determinations of the firm.

Arbitration Agreement: As a condition to participating in the Policy, the terms, conditions and procedures set forth in the Company’s standard Proprietary Information and Inventions Agreement or similar agreement entered into between an Eligible Executive and the Company (the “Arbitration Agreement”) shall apply in all respects to any controversies, claims or disputes arising under or related to the Policy. If an Eligible Executive has not entered into an Arbitration Agreement or similar agreement with the Company, they will enter into such agreement prior to participating in the Policy.

Administration: The Policy will be administered by the Compensation Committee or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

Attorneys Fees: The Company and each Eligible Executive will bear their own attorneys’ fees incurred in connection with any disputes between them.

Exclusive Benefits: Except as may be set forth in an Eligible Executive’s Participation Agreement or as otherwise specifically set forth in an applicable equity award agreement (including, without limitation, with respect to equity awards granted under the Company’s long-term incentive plan) (a “Superseding Equity Agreement”), this Policy is intended to be the only agreement between them and the Company regarding any change in control or severance payments or benefits, including any acceleration of equity, to be paid to them on account of a termination of employment whether unrelated to, concurrent with, or following, a Change in Control. Accordingly, by executing a Participation Agreement, an Eligible Executive hereby forfeits and waives any rights to any severance or change in control benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in this Policy and in their Participation Agreement or in a Superseding Equity Agreement.

Tax Withholding: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Eligible Executive’s taxes arising from or relating to any payments or benefits under this Policy.

Amendment or Termination: The Board or the Compensation Committee may amend or terminate the Policy at any time, without advance notice to any Eligible Executive or other individual and without regard to the effect of the amendment or termination on any Eligible Executive or on any other individual. Notwithstanding the preceding, no amendment or termination of the Policy will be made if such amendment or reduction would reduce the benefits provided hereunder or impair an Eligible Executive’s eligibility under the Policy (unless the affected Eligible Executive consents to such amendment or termination), except that the Board or the Compensation Committee may unilaterally and without consent of any Eligible Executive make any such amendments that are necessary or appropriate to comply with applicable laws. For clarity, an action by the Administrator not to continue or renew the Policy will not be an action that requires an Eligible Executive’s consent. Any action to amend or terminate the Policy will be taken in a non-fiduciary capacity.

Claims Procedure: Any Eligible Executive who believes they are entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

Appeal Procedure: If the claimant’s claim is denied, the claimant (or their authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.

Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Washington (but not its conflict of laws provisions).

Definitions: Unless otherwise defined in an Eligible Executive’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Executive’s Participation Agreement:

“Base Salary” means the Eligible Executive’s annual base salary as in effect immediately prior to their Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then their annual base salary in effect immediately prior to such reduction) or, if their Qualified Termination is a CIC Qualified Termination and such amount is greater, at the level in effect immediately prior to the Change in Control.

“Board” means the Board of Directors of the Company.

“Cause” means, in the Administrator’s reasoned discretion, any of the following: (i) an Eligible Executive’s commission of a felony or gross misdemeanor; (ii) an Eligible Executive’s commission of any material act of fraud or dishonesty with respect to the Company; (iii) an Eligible Executive’s intentional misconduct that has a materially adverse effect upon the Company’s business; (iv) an Eligible Executive’s breach of any of such Eligible Executive’s fiduciary obligations as an officer of the Company or of any contractual obligation that an Eligible Executive has to the Company, in either case where the breach has a materially adverse effect on the Company’s business; (v) an Eligible Executive’s willful misconduct or gross negligence in performance of their duties hereunder, including their refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with their position and duties, or (vi) an Eligible Executive’s death or Disability.

However, prior to any termination of an Eligible Executive’s employment for Cause defined in clauses (iii), (iv) or (v) above, the Company shall give them written notice of the actions or omissions deemed to constitute the Cause event, and if it is possible to cure the specified default, they will have a period of not less than 30 days in which to cure the specified default in an Eligible Executive’s performance.

“Change in Control” means the occurrence of any of the following events:

(i)
A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the issued and outstanding stock of the Company (“Stock”) that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the Stock, provided, that for this subsection, the acquisition of additional Stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the Stock will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)
A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“CIC Period” will mean the period beginning 3-months prior to a Change in Control and ending 12 months following a Change in Control.

“CIC Qualified Termination” means a Qualified Termination during the CIC Period.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means an Eligible Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 3 months, or such longer period as may be required under applicable law. An Eligible Executive shall not be considered disabled unless they furnish proof in such form or manner, and at such times, as the Company may require.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Good Reason” means an Eligible Executive’s resignation that is effective within 2 years following the occurrence of any Company cure period (discussed below) one or more of the following events without such Eligible Executive’s consent:

(i)
a material reduction of the Eligible Executive’s Base Salary, provided that an across-the‑board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute such a material reduction;
(ii)
the assignment to the Eligible Executive of any duties, or the reduction of their duties, either of which results in a material diminution in the Eligible Executive’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment or reduction, or their removal from such position and responsibilities, unless the Eligible Executive is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or
(iii)
a material change in the geographic location at which the Eligible Executive must perform services (for purposes of this definition, the relocation of the Eligible Executive to a facility or a location less than 50 miles from their then-present location shall not be considered a material change in geographic location).

An Eligible Executive will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

“Non-CIC Qualified Termination” means a Qualified Termination outside of the CIC Period.

“Qualified Termination” means a termination of the Eligible Executive’s employment: (i) either (A) by the Company other than for Cause, death, or Disability or (B) by the Eligible Executive for Good Reason.

Additional Information:

Plan Name: Impinj, Inc. Executive Change in Control and Severance Policy

Plan Sponsor: Impinj, Inc.

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

Identification Numbers: 502

Plan Year: Company’s Fiscal Year

Plan Administrator: Impinj, Inc.

Attention: Plan Administrator of the Impinj, Inc. Executive Change in Control and Severance Policy

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

Agent for Service of

Legal Process: Impinj, Inc.

Attention: General Counsel

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

Service of process may also be made upon the Plan Administrator.

Type of Plan Severance Plan/Employee Welfare Benefit Plan

Plan Costs The cost of the Policy is paid by the Company.

Statement of ERISA Rights:

Eligible Executives have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Executives, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Executives. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Executive in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Executive’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Executive has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Executives can take to enforce the above rights. For instance, if an Eligible Executive requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Executive up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Executive has a claim which is denied or ignored, in whole or in part, they may file suit in a state or federal court. If it should happen that an Eligible Executive is discriminated against for asserting their rights, they may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Eligible Executive is successful, the court may order the person sued to pay these costs and fees. If the Eligible Executive loses, the court may order the Eligible Executive to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Executive has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Executive has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Executive may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A

Executive Change in Control and Severance Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between the undersigned on the one hand, and Impinj, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Company’s Executive Change in Control and Severance Policy (the “Policy”), a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy. Capitalized terms which are not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Policy.

Non-CIC Qualified Termination

If your Qualified Termination is a Non-CIC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:

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Salary Severance: Your percentage of Base Salary will be 50%, payable in equal installments over 6 months in accordance with the Company’s regular payroll procedures.
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Bonus Severance: You will receive a lump-sum payment equal to 100% of your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs based on actual achievement, prorated based on the number of days in such fiscal year prior to such Qualified Termination, payable when annual bonuses are generally paid to similarly-situated executives.
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COBRA Benefits: The Company shall pay or reimburse you for your COBRA continuation coverage for up to 6 months.
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Equity Benefits: Your equity vesting benefit will be 25%.
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Post-Termination Exercise Period Extension: You will be permitted to exercise your Company stock options through the first anniversary of such Qualified Termination, subject to the original expiration date of such stock options and earlier termination as set forth in the applicable equity plan under which such stock options were granted (the “Extension”). If you cease to be eligible for the Extension due to non-compliance with Restrictive Covenants, then you may exercise your Company stock options through 30 days following the occurrence of your non-compliance with the Restrictive Covenants, subject to the original expiration date of such stock options and earlier termination as set forth in the applicable equity plan under which such stock options were granted.

CIC Qualified Termination

If your Qualified Termination is a CIC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:

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Salary Severance: Your percentage of Base Salary will be 100%, payable in a lump-sum.
•
Bonus Severance: You will receive a lump-sum payment equal to 100% of your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs based on actual achievement, prorated based on the number of days in such fiscal year prior to such

Qualified Termination, payable when annual bonuses are generally paid to similarly-situated executives.
•
COBRA Benefits: The Company shall pay or reimburse you for your COBRA continuation coverage for up to 12 months.
•
Equity Benefits: Your equity vesting benefit will be 100%.

Other Provisions

You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company, other than as set forth in a Superseding Equity Agreement (including equity awards granted under the Company’s long-term incentive plan).

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

IMPINJ, INC. ELIGIBLE EXECUTIVE

By: Signature:

Date: Name:

Date:

[Signature Page of the Participation Agreement]